Exhibit 10.48

Performance Award Agreement
Under the Bloomin’ Brands, Inc. 2020 Omnibus Incentive Compensation Plan

    Bloomin’ Brands, Inc. (the “Company”) hereby issues to the Participant an award (the “Award”) of performance-based Share units (“Performance Awards”). Each Performance Award represents an unfunded, unsecured promise of the Company to deliver to the Participant one Share, subject to the vesting and other restrictions, terms and conditions set forth in the Bloomin’ Brands, Inc. 2020 Omnibus Incentive Compensation Plan (the “Plan”) and those set forth in this Agreement, including the Terms and Conditions of Performance Award attached hereto as Exhibit A and the Performance-Based Vesting Terms and Conditions contained in Exhibit B (collectively, the “Agreement”). Any capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Plan.

Performance Awards:

Name/Participant:	<name>
Type of Grant:	Performance Awards
Date of Grant:	<date>
Total Shares Granted:	<shares>

The Participant, by accepting this award online on www.netbenefits.com, acknowledges and agrees that the Performance Awards are granted under and governed by the terms, and subject to the conditions, of this Agreement, including the Terms and Conditions of Performance Award attached hereto as Exhibit A and Exhibit B, and the Plan.

Exhibit A

Terms and Conditions of Performance Award

1.Condition to the Participant’s Rights Under this Agreement. This Agreement shall not become effective, and the Participant shall have no rights with respect to the Award or the Performance Awards, unless and until the Participant has fully executed this Agreement by accepting the Award online as described above. Notwithstanding the foregoing, if the Participant does not otherwise reject this Award in writing to the Compensation department within 90 days of the Date of Grant or such other manner as the Company may specify from time to time in its sole discretion, the Participant shall be deemed to have accepted the Award, and the terms and conditions hereof, as of the Date of Grant.

2.Vesting.

(a)Subject to the provisions of this Agreement, the Performance Awards awarded under this Agreement shall vest, subject to the Participant’s Continuous Service on the vesting date set forth in Exhibit B hereto (the “Vesting Date”), when the Committee certifies (A) the extent to which the Company’s performance results have satisfied the performance criteria (“Performance Goals”) over the period beginning on [_____] and ending on [_____] (the “Performance Period”) and (B) the corresponding number of Performance Awards that have been earned and vested as a result of the achievement of such Performance Goals during such Performance Period (which number may range from zero percent to 200% percent of the Target Number of Performance Awards eligible for vesting based on performance during such Performance Period), all as set forth in Exhibit B hereto. Any Performance Awards that are eligible to be earned based on performance during the Performance Period, but do not so vest, shall be forfeited.

(b)Prior to actual payment of any of the Performance Awards that are earned and vested, the Performance Awards will represent unfunded, unsecured obligations of the Company in accordance with Section 17.13 of the Plan.

(c)The Committee certification described in paragraph (a) of this Section 2 shall occur as soon as practicable after the end of the Performance Period. The Committee may make adjustments to Performance Goals as described in Section 9 of the Plan as the Committee deems appropriate and equitable in a manner consistent with the requirements of Section 162(m) of the Code (for Awards intended to comply with the Performance-based Exception) and otherwise subject to Section 9 of the Plan.

3.Termination of Continuous Service. Except to the extent provided otherwise in Section 4 hereof or unless the Committee determines otherwise:

(a)If Participant’s Continuous Service terminates other than as provided for in Sections 3(b) and 3(c) below, all Performance Awards that are unvested at the time of such termination will be forfeited.

(b)If Participant’s Continuous Service terminates due to death or Disability, then a pro rata portion (based on the portion of the Performance Period that passed prior to termination of Participant’s Continuous Service) of the Target Number of Performance Awards will immediately vest and become payable in Shares upon such termination.

(c)Except as otherwise provided in this Agreement, if the Participant retires (i) on or after age sixty (60) with five (5) years of service with the Company or an Affiliate of the Company or (ii) on or after age fifty five (55) with ten (10) years of service with the Company or an Affiliate (“Retirement”), prior to the vesting or forfeiture of the Performance Awards pursuant to Section 2 hereof, then the number of Performance Awards that vest shall be determined as of the date of the Participant’s Retirement on a pro rata basis, determined based on the number of full months of employment completed from the Date of Grant to the date of the Participant’s Retirement divided by the number of full months of the original vesting period; provided that the Performance Awards earned shall be determined at the end of the Performance Period based on the actual performance levels achieved, as set forth in Exhibit B.

4.Termination for Cause.

(a)If the Participant’s Continuous Service is terminated by the Company for Cause (as defined below), then all Performance Awards, whether vested or unvested, shall be automatically and immediately forfeited for no consideration and cease to be exercisable.

(b)For purposes of this Section 4, “Cause” shall have the same meaning ascribed to such term in any employment agreement or arrangement between the Company (or any Affiliate) and the Participant. If no such agreement or arrangement applies to the Participant or if any such agreement or arrangement that applies to the Participant does not define Cause, then “Cause” shall mean:

(i)      failure of the Participant to perform the duties required of the Participant pursuant to his or her employment agreement or otherwise applicable to the Participant in connection with his or her employment in a manner satisfactory to the Company, in its sole discretion; provided, however, for purposes of this subparagraph (i), Cause will not exist unless the Company first gives the Participant written notice (“Notice of Deficiency”). The Notice of Deficiency shall specify the deficiencies in the Participant’s performance of his or her duties. The Participant shall have a period of thirty (30) days, commencing on receipt of the Notice of Deficiency, in which to cure the deficiencies contained in the Notice of Deficiency. In the event the Participant does not cure the deficiencies to the satisfaction of the Company, in its sole discretion, within such thirty (30) day period (or if during such thirty (30) day period the Company determines that the Participant is not making reasonable, good faith efforts to cure the deficiencies to the satisfaction of the Company), then a termination by the Company as a result of such deficiencies will be for Cause;

(ii)      any dishonesty by the Participant in the Participant’s dealings with the Company, the commission of fraud by the Participant, negligence in the performance of the duties of the Participant, insubordination, willful misconduct, or the conviction (or plea of guilty or nolo contendere) of the Participant of, or indictment or charge with respect to, any felony, or any other crime involving dishonesty or moral turpitude;

(iii)      any violation of any non-competition, non-solicitation, non-disclosure or confidentiality covenant or similar restriction applicable to the Participant; or

(iv)     any violation of any current or future material published policy of the Company or its Affiliates (material published policies include, but are not limited to, the Company’s discrimination and harassment policy, management dating policy, responsible alcohol policy, insider trading policy and security policy).

5.Change in Control. In the event of a Change in Control, the vesting of the Performance Awards may be accelerated pursuant to the Company’s Executive Change in Control Plan or pursuant to Section 12 of the Plan. In any such event, the treatment of the Performance Awards shall be governed by the applicable provisions of the Executive Change in Control Plan and Section 12 of the Plan.

6.Settlement. The Company shall, as soon as practicable upon the satisfaction of the vesting conditions of the Performance Awards set forth in Section 2 of this Agreement, effect delivery of the Shares with respect to such vested Performance Awards to the Participant (or, in the event of the Participant’s death, to the Beneficiary). No Shares will be issued pursuant to this Award unless and until all legal requirements applicable to such issuance have been complied with to the satisfaction of the Committee.

7.Performance Awards Non-Transferable. The Participant shall not directly or indirectly sell, transfer, pledge, assign or otherwise encumber Performance Awards or any interest in them, or make any commitment or agreement to do any of the foregoing, except to the extent permitted by Section 11.3 of the Plan.

8.Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

9.Electronic Delivery and Acceptance. The Company may in its sole discretion, decide to deliver any documents related to the Performance Awards granted under the Plan and participation in the Plan, or future Performance Awards that may be granted under the Plan, by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or a third party designated by the Company.

10.Data Privacy.

(a)The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her Personal Data as described in this document by and among, as applicable, the Company and its Affiliates for the purposes of implementing, administering and managing the Participant’s participation in the Plan.

(b)The Participant understands that the Company and its Affiliates may process certain personal information about the Participant, including, but not limited to, his or her name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purposes of implementing, administering and managing the Plan (“Personal Data”). The Participant understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere and that the recipients’ country may have different data privacy laws and protections than the Participant’s country. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares acquired upon settlement of these Performance Awards. The Participant understands that the Company will retain the Personal Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s human resources representative. The Participant understands, however, that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. Participants may obtain more information about how their Personal Data may be processed in conjunction with Plan participation by contacting the Company’s human resources representative.

11.Government and Other Regulations. The grant of Performance Awards is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Participant acknowledges that the Company will not be obligated to issue any Shares hereunder if the grant or vesting thereof or the issuance of such Shares, as the case may be, would constitute a violation by the Participant or the Company of any such law, regulation or order or any provision thereof. The Company shall not be obligated to take any affirmative action in order to cause the vesting of the Performance Awards or the issuance of Shares pursuant hereto to comply with any such law, regulation, order or provision.

12.Miscellaneous Provisions.

(a)No Participant or Beneficiary shall have any rights as a stockholder with respect to Shares subject to an Award, including without limitation any right to vote or to receive or accrue dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or any equivalent thereof, until such Shares are delivered to the Participant or the Beneficiary, and no adjustment or accrual shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Shares are delivered.

(b)The Performance Awards are granted under and subject to the terms and conditions of the Plan, which is incorporated herein and made part hereof by this reference. In the event of a conflict between the terms of the Plan and this Agreement, the terms of the Plan, as interpreted by the Board or the Committee, shall govern. In the event of a conflict between the terms of the Plan and this Agreement, the terms of the Plan, as interpreted by the Board or the Committee, shall govern and all decisions under and interpretations of the Plan or this Agreement by the Committee or the Board shall be final, binding and conclusive upon the Participant and his heirs and legal representatives. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content.

(c)This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(d)If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

(e)The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(f)This Agreement may be executed or deemed executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this grant of Performance Awards to be executed, as of the Date of Grant.

BLOOMIN’ BRANDS, INC.
By:	ELECTRONIC SIGNATURE
David Deno, Chief Executive Officer
(or Kelly Lefferts, Chief Legal Officer)

Exhibit B
Performance-Based Vesting Terms and Conditions

1.Vesting Schedule. Subject to the provisions of this Agreement, including, but not limited to, any provisions related to forfeiture, the number of Performance Awards earned based on the achievement of the Performance Goals set forth in this Exhibit B shall vest and become payable in Shares on the following Vesting Date:

One-hundred percent (100%) shall vest on the third anniversary of the Date of Grant subject to certification by the Compensation Committee in writing: (i) that the Performance Goals and any other material terms of this Agreement were satisfied; and (ii) of the corresponding number of Performance Awards that have been earned and vested as a result of the achievement of such Performance Goals during the Performance Period.

No Performance Awards shall be payable in Shares prior to such Vesting Date, despite the Company having achieved, to any extent, the Performance Goals set forth in this Exhibit B or in a subsequent schedule added to this Agreement.

2.Performance Goals. The Performance Goals set forth below are for the Performance Period of the three fiscal years ending on [_____] and apply to the total number of Performance Awards subject to this Agreement (the “Target Number of Performance Awards”). The Target Number of Performance Awards earned will be adjusted up or down based upon the Performance Level achieved for the Performance Period in accordance with the following Performance Goals:

(a)Adjusted Diluted Earnings Per Share for Fiscal Year 2023.

Performance Level	Bloomin’ Brands, Inc. Adjusted Diluted Earnings Per Share for Fiscal Year 2023	Payout Adjustment Percentage
Maximum	$[____]	200%
	$[____]	150%
	$[____]	125%
Target	$[____]	100%
	$[____]	75%
Threshold	$[____]	50%
Below Threshold	Below $[____]	0%

•To the extent the Company’s Adjusted Diluted Earnings Per Share for Fiscal Year 2023 falls between two applicable values, the applicable Payout Adjustment Percentage shall be interpolated on a straight-line basis (i.e. linear interpolation).

•If the Company’s Adjusted Diluted Earnings Per Share for Fiscal Year 2023 is Below Threshold, none of the Performance Awards shall vest and there will be no payout.

(i)Adjusted Diluted Earnings Per Share* (“Adjusted EPS”) for Fiscal Year 2023 is determined as:
The Adjusted EPS of the Company as of the last day of the Company’s 2023 fiscal year.

“Adjusted EPS” means: Adjusted net income divided by diluted weighted-average shares. Diluted weighted-average shares include weighted-average shares outstanding plus the dilutive effect of common stock equivalents, including restricted stock, restricted stock units, performance stock units (performance awards) and stock options, of share-based compensation.

The Committee may provide that one or more objectively determinable adjustments shall be made to the performance goals to reflect events including:

(i)asset impairment expenses or write-downs;
(ii)litigation, claims, judgments or settlements;
(iii)unusual, infrequently occurring, extraordinary or nonoperating items;
(iv)restructurings;
(v)acquisitions, divestures or discontinued operations;
(vi)transaction-related expenses;
(vii)stock dividends, splits, combinations or exchanges of stock; and
(viii)the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results.

* Based on adjustments above, it is possible that Adjusted EPS as it relates to the Performance Goals may differ from Adjusted EPS as reported externally.

(b)Relative Total Stockholder Return Percentile.

(i)The number of Performance Awards determined based on Section 2(a), above, will be multiplied by seventy-five percent (75%) to one-hundred and twenty-five percent (125%) based on the Company’s Relative Total Stockholder Return Percentile relative to the Comparison Group, as follows:

Bloomin’ Brands, Inc. Relative Total Stockholder Return Percentile	TSR Award Modifier
[____]	125%
[____]	100%
[____]	75%

(ii)Additional Definitions.

“Comparison Group” means the companies listed on Appendix 1 to this Exhibit B which are publicly traded as of the first trading day of the Performance Period, as may be adjusted from time to time pursuant to this Agreement.

“Beginning Stock Price” means the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the twenty (20) consecutive trading days ending with the last trading day before the beginning of the Performance Period.

“Ending Stock Price” means the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the twenty (20) consecutive trading days ending with the last trading day of the Performance Period.

“Total Stockholder Return” or “TSR” for the Company and each other company in the Comparison Group means, with respect to the Performance Period, the increase in such company’s stock price from the Beginning Stock Price to the Ending Stock Price, plus dividends paid during the Performance Period and assuming such dividends have been reinvested as of the ex-dividend date. A company’s TSR may be adjusted for changes in such company’s capital structure, including in the case of events such as a stock split, reverse stock split, recapitalization or similar events.

(iii)Calculation of Percentile Performance. Following the calculation of the TSR for the Performance Period for the Company and each of the other companies in the Comparison Group, the Company and each of the companies in the Comparison Group will be ranked, in order of maximum to minimum, according to their respective TSR for the Performance Period.

After this ranking, the percentile performance of the Company as compared to the other companies in the Comparison Group shall be determined by the following formula:

P = 1 -	(	R - 1)
N - 1

“P” represents the Company’s Relative Total Stockholder Return Percentile which will be rounded, if necessary, to the nearest hundredth.

“N” represents the total number of companies in the Comparison Group.

“R” represents the Company’s ranking versus the other companies in the Comparison Group.

Example: If the Company ranked 10th out of 31 companies, the Company’s Relative Total Stockholder Return Percentile would be in the 70th percentile.

The calculation is:	0.70 = 1 -	(10 - 1)
31 - 1

3.Sample Calculations (for illustrative purposes only).

Illustrative Scenario	EPS Payout	TSR Modifier	Total Payout (EPS Payout * TSR Modifier)
Maximum	200%	125%	200% (Payout cap of 200%)
Target	100%	100%	100%
Threshold	50%	75%	37.5%
Minimum	0%	75%	0%

4.Limitations on Performance Awards; Adjustments. The maximum number of Performance Awards that may be earned under this Agreement shall not exceed two hundred percent (200%) of the Target Number of Performance Awards.

Notwithstanding anything to the contrary contained herein, pursuant to Section 9 of the Plan, the Committee shall have the sole discretion to adjust Performance Awards either on a formula or discretionary basis, or any combination thereof, as the Committee determines.

5.Comparison Group. For companies that are in the Comparison Group as of the first day of the Company’s 2021 fiscal year but do not remain publicly traded through the last day of the Company’s 2023 fiscal year, such companies will be treated as follows:

(a)Acquisition – For a company that is acquired or has substantially disposed of its assets during the Performance Period, it shall be removed entirely from the Comparison Group and thus not considered for measurement purposes.

(b)Merger – For a company that is impacted by merger activity during the Performance Period:

(i)Such company shall be removed from the Comparison Group (and thus not considered for measurement purposes) if it is not the surviving company following a merger with either a non-Comparison Group company or another Comparison Group company; or

(ii)Such company shall be included in the Comparison Group if it is the surviving company following a merger with another Comparison Group company.

(c)Spin-Off – For a company that is spun-off during the Performance Period, such company shall be removed from the Comparison Group (and thus not considered for measurement purposes); however, the parent company of such spin-off shall be included for measurement purposes if such parent company remains at least 50% of its pre-spin-off size as measured by revenues.

(d)In the event any company in the Comparison Group: (i) files for bankruptcy, reorganization, or liquidation; (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days; (iii) is the subject of a stockholder approved plan of liquidation or dissolution; or (iv) ceases to conduct substantial business operations, such company shall be placed at the bottom of the Comparison Group with a negative TSR of negative one hundred percent (-100%).

Appendix 1
Comparison Group

Ticker	Company
BJRI	BJ's Restaurants, Inc.
EAT	Brinker International, Inc.
CMG	Chipotle Mexican Grill, Inc.
CHUY	Chuy's Holdings, Inc.
CBRL	Cracker Barrel Old Country Store, Inc.
DRI	Darden Restaurants, Inc.
PLAY	Dave & Buster's Entertainment, Inc.
DIN	Dine Brands Global, Inc.
DPZ	Domino's Pizza, Inc.
LOCO	El Pollo Loco Holdings, Inc.
FRGI	Fiesta Restaurant Group, Inc.
JACK	Jack in the Box Inc.
MCD	McDonald's Corporation
PZZA	Papa John's International, Inc.
RRGB	Red Robin Gourmet Burgers, Inc.
RUTH	Ruth's Hospitality Group, Inc.
SHAK	Shake Shack Inc.
SBUX	Starbucks Corporation
TXRH	Texas Roadhouse, Inc.
CAKE	The Cheesecake Factory Incorporated
WEN	The Wendy's Company
WING	Wingstop Inc.
YUM	Yum! Brands, Inc.